Exhibit 99.2

CINERGY CORP.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
For the Periods Ended June 30, 2003
(unaudited)
(in thousands, except per share amounts)

	Quarter Ended		Year To Date
	2003	2002	2003	2002

Operating Revenues
Electric	$769,258	$804,463	$1,592,316	$1,565,848
Gas	114,932	80,208	513,845	270,272
Other	49,733	22,624	95,719	39,561
	933,923	907,295	2,201,880	1,875,681

Operating Expenses
Fuel used in electric production	219,157	205,371	459,436	409,493
Gas purchased	53,319	29,562	289,314	139,442
Purchased and exchanged power	21,313	36,315	50,899	49,999
Other operation	263,883	280,380	531,436	484,525
Maintenance	66,123	57,926	123,732	114,393
Depreciation	105,228	97,979	208,863	194,295
Taxes other than income taxes	66,958	64,247	144,707	136,669
	795,981	771,780	1,808,387	1,528,816

Operating Income	137,942	135,515	393,493	346,865

Other Income and (Expenses) - Net
Allowance for equity funds used during construction	2,612	4,317	6,191	7,167
Equity in earnings of unconsolidated subsidiaries	6,104	(581)	6,696	4,108
Other - net	5,155	(7,380)	9,191	(11,615)
	13,871	(3,644)	22,078	(340)

Interest and Other Charges
Interest on long-term debt	67,222	58,526	130,591	115,492
Other interest	164	6,060	2,079	12,852
Allowance for borrowed funds used during construction	(6,992)	(6,155)	(13,122)	(10,740)
	60,394	58,431	119,548	117,604

Preferred Trust
Preferred dividend requirement of subsidiary trust	5,970	5,968	11,940	11,881

Income Before Taxes	85,449	67,472	284,083	217,040

Income Taxes	8,983	21,298	66,966	75,842
Preferred dividend requirements of subsidiaries	858	858	1,716	1,716

Income Before Discontinued Operations and Cumulative Effect of a Change in Accounting Principles	$75,608	$45,316	$215,401	$139,482
Discontinued Operations, net of tax	9,045	(333)	8,875	1,229
Cumulative Effect of a Change in Accounting Principles, net of tax	—	—	26,462	(10,899)
Net Income	$84,653	$44,983	$250,738	$129,812
Other comprehensive income, net of tax	4,590	14,401	5,377	12,142
Comprehensive Income	$89,243	$59,384	$256,115	$141,954

Average Common Shares Outstanding	176,645	167,330	175,025	165,821

Earnings Per Common Share
Income Before Discontinued Operations and Cumulative Effect of a Change in Accounting Principles	$0.42	$0.27	$1.23	$0.84
Discontinued Operations, net of tax	0.05	—	0.05	0.01
Cumulative Effect of a Change in Accounting Principles, net of tax	—	—	0.15	(0.06)
Net Income	$0.47	$0.27	$1.43	$0.79

Earnings Per Common Share - Assuming Dilution
Income Before Discontinued Operations and Cumulative Effect of a Change in Accounting Principles	$0.42	$0.26	$1.22	$0.83
Discontinued Operations, net of tax	0.05	—	0.05	0.01
Cumulative Effect of a Change in Accounting Principles, net of tax	—	—	0.15	(0.06)
Net Income	$0.47	$0.26	$1.42	$0.78

Dividends Declared Per Common Share	$0.46	$0.45	$0.92	$0.90

Note:  Prior year’s data has been reclassified to conform with current year’s presentation.